EXHIBIT 99

U S WEST, Inc.
7800 East Orchard Road
Englewood, CO  80111
303 793-6500

NEWS RELEASE



Release Date:     December 8, 1994

Contact:          Investor Relations, 303-793-6356

         U S WEST ANNOUNCES PLAN TO BUY BACK STOCK,
     COMPLETES ACQUISITION OF ATLANTA CABLE PROPERTIES

ENGLEWOOD, Colo. -- U S WEST has completed the acquisition of Wometco Cable Corp. and the Georgia and Atlanta Cable
Television partnerships in the Atlanta area.

     The $1.2 billion acquisition was made with 12,779,206 shares of U S WEST common stock, valued at $459 million, as well as cash and assumed debt.

     "This acquisition is an important step in U S WEST's strategy to build long-term shareowner value by expanding our customer base outside the company's 14-state territory," said Richard McCormick, U S WEST chairman and CEO. "We're excited about Atlanta because these cable properties broaden U S WEST's multimedia 'footprint' in one of the most attractive markets in the country."

     McCormick also said that, given U S WEST's current stock price, the company intends to purchase shares in the market up to an amount equal to those issued for the Atlanta acquisition. The buy-back plan is contingent on market conditions.

     "Buying U S WEST shares reflects our view of the stock's tremendous value today and a commitment to executing our strategy in a way that maximizes value for our shareowners," he said.

     The plan to acquire the cable systems was announced in July. The systems serve 466,000 customers, which represents about 65 percent of the cable customers in the Atlanta area.

     The systems are held by Southern Multimedia
Communications, a wholly owned subsidiary of the U S WEST
Multimedia Group.

     U S WEST is in the connections business, helping customers share information, entertainment and communications services in local markets worldwide. The
U S WEST Multimedia Group manages U S WEST's entry into domestic wired markets outside the 14 states served by U S WEST Communications and develops multimedia opportunities for U S WEST.

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